CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-42990) of our report dated January 26, 2001 relating to the consolidated financial statements and financial statement schedule, which appears in Rosetta Inpharmatics' Annual Report on Form 10-K for the year ended December 31, 2000.

PricewaterhouseCoopers LLP
Seattle, Washington
March 26, 2001